Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
August 5, 2019
American Equity Reports Second Quarter 2019 Results
Company Highlights

•	Second quarter 2019 net income of $18.6 million or $0.20 per diluted common share

•	Second quarter 2019 non-GAAP operating income[1] of $99.6 million or $1.09 per diluted common share

•	Second quarter 2019 annuity sales of $1.5 billion

•	Policyholder funds under management of $52.4 billion

•	Second quarter 2019 investment spread of 2.63%

•	Estimated risk-based capital ratio of 369% compared to 360% at December 31, 2018
WEST DES MOINES, Iowa (August 5, 2019) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs), today reported a second quarter 2019 net income of $18.6 million, or $0.20 per diluted common share, compared to net income of $93.9 million, or $1.03 per diluted common share, for second quarter 2018.
Non-GAAP operating income1 for the second quarter of 2019 was $99.6 million, or $1.09 per diluted common share, compared to non-GAAP operating income1 of $86.6 million, or $0.95 per diluted common share, for second quarter 2018. On a trailing twelve-month basis, non-GAAP operating return1 on average equity excluding average AOCI1 was 19.2% based upon reported results and 16.0% excluding the impact of assumption revisions.
POLICYHOLDER FUNDS UNDER MANAGEMENT UP 1.6% ON $1.5 BILLION OF SALES
Policyholder funds under management at June 30, 2019 were $52.4 billion, an $811 million or 1.6% increase from March 31, 2019. Second quarter gross and net sales were $1.5 billion and $1.4 billion, respectively, representing increases of 25% and 33% from second quarter 2018 sales. On a sequential basis, sales increased 21% both before and after coinsurance.
Total sales by independent agents for American Equity Investment Life Insurance Company (American Equity Life) increased 18% sequentially while total sales by broker-dealers and banks for Eagle Life Insurance Company (Eagle Life) increased 39% sequentially. Sales of FIAs were up 20% sequentially to $1.4 billion driven by an 18% increase in sales for American Equity Life and a 33% increase for Eagle Life.

Commenting on sales, John Matovina, Chairman and Chief Executive Officer, said: "We delivered substantial sequential and year-over-year increases in FIA sales in American Equity Life's independent agent channel. Sales have been on an upswing for the last three quarters and the momentum carried over into July. In the second quarter, combined sales for AssetShield and the Choice series, our accumulation products in the independent agent channel, accounted for 46% of sales compared to 41% of sales in the first quarter. In the guaranteed lifetime income space, the IncomeShield series, which was the best-selling guaranteed lifetime income product in the independent agent channel in the first quarter of 2019, accounted for 40% of our FIA sales in the second quarter."
Commenting on the market environment and the outlook for FIA sales, Matovina added: "The market in each of our distribution channels continues to be competitive. Reflecting the decline in interest rates since year-end, we have taken actions to lower caps, participation rates, and declared rates for both American Equity Life and Eagle Life. In mid-April we lowered participation rates and caps on S&P 500 annual point to point strategies for accumulation products. In mid-June, we reduced caps and participation rates for our S&P 500 annual point to point strategies as well as our volatility-controlled S&P Dividend Aristocrats Excess Return strategies; additional reductions on these strategies will be effective August 6th. Competitors have been reducing caps and participation rates as well, so we anticipate remaining competitive in the accumulation space. Also effective August 6th, guaranteed income levels on the IncomeShield and Gold Series product lines will be reduced. We would not be surprised to see competitors make reductions in guaranteed income."
Matovina continued: "In the bank and broker-dealer channels, we have benefited from new sales relationships and the expansion of our employee wholesaling force. Eagle Life now has 12 employee wholesalers, up from four at the beginning of the year. We are using our employee wholesalers to target accounts that do not use third party wholesalers and to complement our third party wholesalers when possible. We continue to put significant emphasis on account acquisition and hope to bring on at least two new meaningful accounts by year-end. At current run rates, we have seven accounts capable of producing sales of $50 million or higher this year."
INVESTMENT SPREAD INCREASES ON LOWER COST OF MONEY
American Equity’s investment spread was 2.63% for the second quarter of 2019 compared to 2.58% for the first quarter of 2019 and 2.64% for the second quarter of 2018. On a sequential basis, the average yield on invested assets increased by 3 basis points while the cost of money fell 2 basis points.
Average yield on invested assets was 4.51% in the second quarter of 2019 compared to 4.48% in the first quarter of 2019. This increase was attributable to an increase in the benefit from non-trendable investment income items from 2 basis points in the first quarter to 5 basis points in the second quarter of this year. The impact from the decline in short term yields on the $4.9 billion of floating rate instruments in our investment portfolio negatively affected our average yield by 1 basis point.
The aggregate cost of money for annuity liabilities of 1.88% in the second quarter of 2019 was down 2 basis points from 1.90% in the first quarter of 2019. The cost of money benefited by 4 basis points from over hedging index-linked interest obligations and other non-trendable items, compared to 4 basis points in the first quarter of 2019.
Commenting on investment spread, Matovina said: “Excluding non-trendable investment spread items, investment spread increased 2 basis points sequentially driven by lower cost of money. The cost of money continues to benefit from the renewal rate reductions we initiated in the fourth quarter of last year. Option costs increased slightly in the second quarter, but were still well below levels paid during most of 2018."

Matovina went on to say: "Given the decline in yields available from fixed income securities and other fixed income instruments since we last initiated renewal rate reductions in the fourth quarter of last year, we will initiate further renewal rate adjustments on certain in-force policies later this month. Should yields available to us remain at current levels or the cost of money rise, we have flexibility to reduce our crediting rates and could decrease our cost of money by approximately 0.58% through further reductions in renewal rates to guaranteed minimums."
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss second quarter 2019 earnings on Tuesday, August 6, 2019 at 9:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 4169648 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through August 13, 2019 at 855-859-2056, passcode 4169648 (international callers will need to dial 404-537-3406).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Premiums and other considerations	$4,126	$5,757	$9,536	$14,810
Annuity product charges	60,700	55,006	113,666	105,729
Net investment income	570,568	533,282	1,129,006	1,044,066
Change in fair value of derivatives	76,045	132,205	460,514	(318,878)
Net realized losses on investments, excluding other than temporary impairment ("OTTI") losses	(3,832)	(38,381)	(4,395)	(38,079)
OTTI losses on investments:
Total OTTI losses	(998)	(745)	(998)	(1,652)
Portion of OTTI losses recognized from other comprehensive income	(215)	(1,651)	(215)	(1,651)
Net OTTI losses recognized in operations	(1,213)	(2,396)	(1,213)	(3,303)
Total revenues	706,394	685,473	1,707,114	804,345

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	6,939	9,276	16,238	21,370
Interest sensitive and index product benefits	251,103	427,951	387,777	942,046
Amortization of deferred sales inducements	19,785	78,112	53,094	178,535
Change in fair value of embedded derivatives	327,562	(101,949)	1,093,885	(969,181)
Interest expense on notes payable	6,380	6,374	12,759	12,746
Interest expense on subordinated debentures	4,057	3,878	8,145	7,508
Amortization of deferred policy acquisition costs	29,946	115,049	75,078	255,688
Other operating costs and expenses	37,426	32,540	76,405	63,780
Total benefits and expenses	683,198	571,231	1,723,381	512,492
Income (loss) before income taxes	23,196	114,242	(16,267)	291,853
Income tax expense (benefit)	4,606	20,339	(4,847)	56,988
Net income (loss)	$18,590	$93,903	$(11,420)	$234,865

Earnings (loss) per common share	$0.20	$1.04	$(0.13)	$2.60
Earnings (loss) per common share - assuming dilution	$0.20	$1.03	$(0.13)	$2.58

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	91,103	90,327	90,994	90,173
Earnings (loss) per common share - assuming dilution	91,785	91,271	91,765	91,206

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss), the Company has consistently utilized non-GAAP operating income and non-GAAP operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate its financial performance. Non-GAAP operating income equals net income (loss) adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and the Company believes measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income eliminate the impact of fair value accounting for the Company's fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. The Company believes the combined presentation and evaluation of non-GAAP operating income together with net income (loss) provides information that may enhance an investor’s understanding of its underlying results and profitability.
Reconciliation from Net Income (Loss) to Non-GAAP Operating Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$18,590	$93,903	$(11,420)	$234,865
Adjustments to arrive at non-GAAP operating income: (a)
Net realized investment losses, including OTTI	2,625	25,624	2,930	25,647
Change in fair value of derivatives and embedded derivatives - fixed index annuities	99,868	(30,094)	250,812	(108,912)
Change in fair value of derivatives - debt	854	(739)	1,490	(2,571)
Income taxes	(22,346)	(2,046)	(54,819)	15,313
Non-GAAP operating income	$99,591	$86,648	$188,993	$164,342

Per common share - assuming dilution:
Net income (loss)	$0.20	$1.03	$(0.13)	$2.58
Adjustments to arrive at non-GAAP operating income:
Anti-dilutive effect of net loss	—	—	0.01	—
Net realized investment losses, including OTTI	0.03	0.28	0.03	0.28
Change in fair value of derivatives and embedded derivatives - fixed index annuities	1.09	(0.33)	2.73	(1.19)
Change in fair value of derivatives - debt	0.01	(0.01)	0.02	(0.03)
Income taxes	(0.24)	(0.02)	(0.60)	0.16
Non-GAAP operating income	$1.09	$0.95	$2.06	$1.80

(a)
Adjustments to net income (loss) to arrive at non-GAAP operating income are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) where applicable.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity
Return on average equity measures how efficiently the Company generates profits from the resources provided by its net assets.  Return on average equity and non-GAAP operating return on average equity are calculated by dividing net income and non-GAAP operating income, respectively, for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").  The Company excludes AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
June 30, 2019
Average Stockholders' Equity
Average equity including average AOCI	$2,962,150
Average AOCI	(615,195)
Average equity excluding average AOCI	$2,346,955

Net income	$211,731
Non-GAAP operating income	450,391

Return on Average Equity Excluding Average AOCI
Net income	9.02%
Non-GAAP operating income	19.19%